UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2022

 United Fire Group Inc.
(Exact name of registrant as specified in its charter)

Iowa	001-34257	45-2302834
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

118 Second Avenue SE
Cedar Rapids	Iowa	52401
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: (319) 399-5700
_______________________N/A________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	UFCS	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Kevin Leidwinger as President and Chief Executive Officer

On July 7, 2022, the Company announced the appointment of Kevin Leidwinger, age 57, as President and Chief Executive Officer. Mr. Leidwinger joins UFG as President and CEO after more than 30 years in the insurance industry. Previously serving as President and Chief Operating Officer of CNA Commercial, Mr. Leidwinger served in a variety of management positions in casualty, liability and underwriting. A graduate of Dickinson College in Carlisle, Pennsylvania, he currently lives in Chicago, Illinois with his family. He will move to Cedar Rapids in the coming months, and will begin his duties as President and CEO on Monday, August 22, 2022 (the "Effective Date").

Mr. Leidwinger's initial base salary will be $750,000 per year, subject to regular annual review, payable in accordance with the standard payroll practices of the Company, and subject to all withholdings and deductions, as required by law.

For 2022, Mr. Leidwinger will be eligible for a potential cash bonus at target of 125% of base salary, pro-rated for his partial year of employment, with a maximum cash bonus up to 150% of target, pro-rated for his partial year of employment, upon attainment of the maximum level in all performance metric categories established by the Board of Directors and set forth in the Company’s existing 2022 annual incentive plan for its most senior management team members. For 2023, Mr. Leidwinger will be eligible for a cash bonus at target of 125% of base salary, with an opportunity to achieve up to 200% of the target cash bonus opportunity upon attainment of the maximum level in all performance metric categories established by the Board of Directors. The actual amount of Executive’s cash bonus will be determined based on the terms of the Company’s annual incentive plan for its senior executives and attainment of applicable performance measures established by the Board of Directors. For 2022, the Company guarantees that the cash bonus will be no less than target ($336,563, based upon a start date of August 22, 2022), regardless of attainment of applicable performance measures.

Additionally, the Company will grant an initial stock award to Mr. Leidwinger of 17,500 RSUs on August 22, 2022, vesting as follows: (i) 5,834 shares to immediately vest on the Effective Date; (ii) 5,833 shares to vest on December 31, 2023; and (iii) 5,833 shares to vest on December 31, 2024. Mr. Leidwinger will also be permitted to use the Company's aircraft for personal travel, subject to the Company's aircraft use policy.

Mr. Leidwinger has also entered into the Company's standard form of Change in Control Severance Agreement for its named executive officers. The agreement, among other things, provides for: 1) an 18-month non-competition agreement and 2) in the event of both a change in control and termination of employment by the Company without cause: a) a severance benefit payable to the named executive officer in an amount equal to 1.5 times his highest annual base salary plus target annual incentive compensation, b) the continuation of certain insurance benefits for a period of 18 months, c) the full vesting of each long-term incentive award held by the named executive officer, with any performance measures deemed satisfied at the target level, and d) certain outplacement benefits.

Item 7.01 Regulation FD Disclosure.
On July 7, 2022, the Company issued a press release announcing the appointment of Kevin Leidwinger as President and Chief Executive Officer effective August 22, 2022. A copy of the press release is being furnished with this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.
(d)     Exhibits.

Exhibit 99.1	Press release of United Fire Group, Inc. dated July 7, 2022.
Exhibit 99.2	Executive employment offer letter to Kevin J. Leidwinger, Chief Executive Officer
Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document.)

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Fire Group, Inc.
(Registrant)

Dated:	July 7, 2022	/s/ Randy A. Ramlo
Randy A. Ramlo, Chief Executive Officer

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